Exhibit 99.1

Dreams Inc. Announces Financial Results

For The Fourth Quarter and Full Fiscal Year 2006

Fourth Quarter Revenue Increased 77% to a Record $12.8 Million

Fourth Quarter Net Income Jumped to a Record $1.9 Million

FY 2006 Revenue Increased 29% to a Record $42.7 Million

FY 2006 Net Income Soared to a Record $2.5 Million

PLANTATION, FL, July 19, 2006 – Dreams, Inc. (DRMS.OB) announced today its record financial results for the fourth quarter and full fiscal year 2006. For the fiscal year (“FY”) ending March 31, 2006, revenue increased 29% to a record $42.7 million compared to $33.0 million reported in FY 2005. For the fourth quarter ending March 31, 2006, revenues increased 77% to a record $12.8 million compared to $7.2 million reported in the fourth quarter 2005.

Chief Executive Officer Ross Tannenbaum commented, “This was a record breaking quarter and historic year for Dreams, Inc. (“Dreams”) independent of the fact that in the fourth quarter we reflected our Hurricane Wilma insurance claim proceeds. With double-digit growth in revenue and significant improvement in our bottom line we are clearly pleased with our results from our on-going operations. Moreover, these achievements, the best in the company’s 26- year history, are a by-product of the devotion and perseverance of all of the members of the ‘Dream’s Team.’

“For FY 2006 pretax income grew substantially to a record $4.3 million, versus a loss of ($637,000) in FY 2005, and net income after taxes increased to a record $2.5 million, versus a loss of ($463,000) in FY 2005. These numbers were enhanced by the recording of $3.6M to ‘other income’ which was then offset by the recording of a significant tax expense of $1.7M associated with this gain. Driven by strong demand for our products and services, annual revenue from retail operations increased 34% to $25.1 million. The increasing upward momentum was due, in part, to our offering of nearly 30,000 products including officially licensed memorabilia of the NFL, MLB, NBA, NHL, NCAA and NASCAR, among items from more than 200 teams and over 1,300 different athletes through our company-owned Field of Dreams stores and our two principal web sites, FansEdge.com and ProSportsmemorabilia.com. Annual revenue from manufacturing and distribution rose 18% to $18.8 million, and was driven, in part, by our expanded distribution channels, deepened customer base, improved manufacturing efficiencies and exclusive product licensing and memorabilia opportunities including licenses held with MLB, MLBPA, NFL, Golden Bear (Jack Nicklaus), NASCAR and a variety of NASCAR teams and drivers.

“The fourth quarter was a winning period as well. For the fourth quarter, revenue rose 77% to a record $12.8 million, versus $7.2 million in the comparable 2005 quarter. Net income surged to a record $1.9 million, versus a loss of ($640,000) in the comparable 2005 quarter. These numbers were enhanced by the recording of $3.6M to ‘other income’ which was then offset by the recording of a significant tax expense of $1.7M associated with this gain. Revenue from retail operations greatly improved some 55% to $5.9 million, versus $3.8 in the comparable 2005 quarter. Revenue from manufacturing and distribution soared 50% to $5.7 million, versus $3.8 in the 2005 quarter, and revenue from Franchise fees and royalties grew 57% to $254,000 versus $161,000 in the comparable 2005 quarter.

Additional accomplishments and highlights include:

“On March 29, 2006, Field of Dreams announced major expansion plans for the next three- years. The expansion initiative anticipates growing the franchise and company-owned stores in premier A-rated shopping malls, targeting approximately 120 centers that currently fit our demographic requirements throughout the United States.

“During the fourth quarter, Bill Cowher, coach of the 2005 Super Bowl Champion Pittsburgh Steelers, signed an exclusive agreement with Dreams, Inc.’s memorabilia division Mounted Memories. The arrangement encompassed autographed footballs, jerseys, helmets, photographs and other memorabilia. Cowher, who is represented by Octagon Football, is the youngest coach to guide his team to a Super Bowl and the second coach in NFL history to lead his team to the playoffs in each of his first six seasons as head coach.

“In March, Mounted Memories provided an outstanding array of the nation’s most revered athletes to the 32nd Annual Chicago Sun-Times Sports Collectible Convention. Highlighting the three- day show was the Dallas Cowboy Reunion Show reuniting 32 Cowboys from Super Bowls XXVII, XXVIII and XXX. The show featured upcoming Hall of Fame inductee Troy Aikman, teammates Emmitt Smith, Michael Irvin, Deion Sanders and acclaimed coach Jimmy Johnson.

“During the quarter Field of Dreams® retail stores announced Jorge Salvat had been named franchise president of the sports memorabilia chain of stores. Salvat came to Field of Dreams® with more than 25 years of experience in the franchise environment, including 10 years in senior management, and is responsible for overseeing the current franchise locations, implementing an aggressive growth plan as part of the company’s overall franchise strategy in a well considered and complimentary fashion to our corporate store model.

“We eagerly announced the exclusive signing of Ben Roethlisberger, superstar quarterback of the 2005 AFC Champion Pittsburgh Steelers, to an exclusive autograph deal with Dreams’ memorabilia subsidiary, Mounted Memories, stated David M. Greene, Dreams, Inc.’s Senior Vice-President of Strategic Planning. As part of the agreement, which includes a special selection of Steelers Super Bowl Championship autographed helmets, footballs and limited-edition collectibles, Roethlisberger appeared live on a national transactional television broadcast on Tuesday, February 7, 2006, for a one-hour show offering custom Super Bowl memorabilia items. The results from the showing were outstanding; producing record sales for the Company during the initial 48 hours following the Steelers Super Bowl victory.

“The quarter ushered in the exclusive signings of two of the NFL’s finest, Troy Polamalu and Chad Johnson, with our memorabilia subsidiary, Mounted Memories.

Troy Polamalu, strong safety for the 2005 AFC Champion Pittsburgh Steelers and the only AFC strong safety chosen to play in the Pro Bowl.

Chad Johnson, just off his third consecutive year at the Pro Bowl, received the highest number of votes for a wide receiver and was fourth overall in fan voting for this year’s Pro Bowl. Chad has been one of the most popular and visible players for the Cincinnati Bengal’s and was their leading receiver with 97 receptions for 1,432 yards, averaging 14.8 yards per reception. His celebrations in the end zone are legendary and have generated attention from such high-profile media outlets as USA Today, ESPN, NFL Network and Sports Illustrated.

“In all, the quarter and full year have been record breaking periods for Dreams and are a direct result of some defining moments; our equity rights offering in May 2005; our securing of a $10 million revolving line-of-credit with La Salle Bank in June 2005; our adding breadth and depth to our accounting department in August of 2005 and our continued efforts in refining operations and infrastructure all have enabled us to execute our business plans. The further strengthening of our balance sheet, profitable operating divisions and access to capital through our credit facilities will provide us with additional industry-wide opportunities in the future. Moreover, we are excited that the momentum and energy of the prior year has carried over into the first quarter of our new fiscal year beginning with one of our most ambitious projects to date that is our Super Bowl MVP project and our participation with the upcoming NFL Pro Football Hall of Fame enshrinement weekend in Canton, Ohio. Overall, we believe we have produced a winning combination to grow our brands, our franchises and financial performance,” Tannenbaum concluded.

Financial Highlights:

FY 2006 (ending March 31, 2006) Compared to FY 2005

•	Revenue increased 29% to nearly $43M

•	Working Capital rose 91% to $13.6M

•	Operating Expenses decreased from 44% to 38% (of total sales)

•	Stock Holder’s Equity enhanced 60% to $16M

•	E-commerce Sales surge 50% to $19.5M

•	Pre-tax income of $4.3M *

•	Same store sales Field of Dreams franchise stores up 8.6%

•	Same store sales Field of Dreams company-owned stores up 11.2%

*	This was enhanced by our recording of $3.6M to ‘other income’ partially offset by the recording of a $1.7M tax expense associated with this gain

Financial Highlights:

4th Quarter, 2006 (ending March 31, 2006) Compared to 4th Quarter, 2005

•	Revenue grew 77% to $12.8M

•	Mounted Memories March sales $4.9M (record)

•	Net Income of $1.9M *

*	This was enhanced by our recording of $3.6M to ‘other income’ partially offset by the recording of a $1.7M tax expense associated with this gain

Dream, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended March 31, 2006 and 2005

(Dollars in Thousands, except share and earnings per share amounts)

	March 31, 2006	March 31, 2005
Revenues:
Manufacturing/Distribution	$16,185	$12,922
Retail	25,095	18,833
Management fees, net	224	324
Franchise fees and royalties	1,226	899

Total revenues	42,730	32,978

Expenses:
Cost of sales — manufacturing/distribution	10,181	7.303
Cost of sales — retail	14,279	10,934
Operating expenses	16,523	14,418
Depreciation and amortization	639	375

Total expenses	41,622	33,030

Income (Loss) from operations before interest, Other income and income taxes	1,108	(52)

Interest expense, net	(454)	(585)
Other income	3,657	—

Income (Loss) from operations before income taxes	4,311	(637)

Income tax expense (benefit)	1,762	(174)

Net income (loss)	2,549	(463)

Basic and diluted income (loss) per share	$0.02	$(0.01)

Weighted average shares outstanding	164,427,869	56,363,195

The accompanying notes are an integral part of this consolidated financial statement.

Copies of Dreams, Inc.’s earnings results press release and financial summary are also available upon request via fax, email, or postal service mail. To request a copy, contact Dreams, Inc. using the contact information listed below.

To receive future Dreams, Inc. news releases or announcements directly via email, please register in the Dreams Email Broadcast at: http://www.dreamscorp.com/InvestorInfo/signUp.aspx

DREAMS, INC. trades under the ticker symbol: DRMS.OB

For more information on Dreams Inc. and its subsidiaries, please visit our web sites:

www.dreamscorp.com

www.mountedmemories.com

www.fieldofdreams.com

www.malcolmfarleyart.com

www.fansedge.com

www.prosportsmemorabilia.com

www.sportscases.com

www.peterose.com.

www.danmarino.com

www.johnelway.com

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams Inc.:

Boardroom Communications

Caren Berg or Jennifer Clarin

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: caren@boardroompr.com

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Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of Dreams Inc. (“the Company”) and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, products and services. Past performance is not indicative of future results. In addition to the risks and factors identified above, reference is also made to other risks and factors detailed in reports filed by the Company with the Securities and Exchange Commission. The Company cautions that the foregoing factors are not exclusive.